EXHIBIT 21.1

SUBSIDIARIES OF SEQUENTIAL BRANDS GROUP, INC.

Sequential Brands Group, Inc. has two wholly owned subsidiaries: Versatile Entertainment, Inc., a California corporation, and Bella Rose, LLC, a California limited liability company.

Bella Rose, LLC owns a 82% membership interest in each of William Rast Sourcing, LLC, a California limited liability company, and William Rast Licensing, LLC, a California limited liability company.

William Rast Retail, LLC, a California limited liability company, is a wholly-owned subsidiary of William Rast Sourcing.

William Rast Europe Holdings, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of William Rast Sourcing.

William Rast Europe B.V. is a wholly-owned subsidiary of William Rast Europe Holdings, LLC.